Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Annual Report on Form 40-F of Lundin Mining Corporation for the year ended December 31, 2007 of our report dated March 31, 2008 relating to the consolidated balance sheets of Lundin Mining Corporation as at December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the years then ended and relating to the effectiveness of the Company's internal control over financial reporting as at December 31, 2007.

"PricewaterhouseCoopers LLP"
Chartered Accountants
Vancouver, BC, Canada
March 31, 2008